Exhibit 10.2

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT, dated as of February 16, 2007 (this “Agreement”), is entered into between the executive whose name is listed on Schedule I attached hereto (“Executive”), Banco Bilbao Vizcaya Argentaria SA, a private-law entity organized under the laws of Spain (“BBVA”), and Compass Bancshares Inc., a Delaware corporation (the “Company”, and together with BBVA, the “Employer”).

WHEREAS

     A. BBVA is entering into a Transaction Agreement, dated as of the date of this Agreement (the “Transaction Agreement”), with the Company.

     B. BBVA has determined that it is in the best interests of it and its shareholders to assure that the Company will have the continued dedication and service of Executive following the effective time of the transaction (the “Transaction”) provided for in the Transaction Agreement (the “Effective Time”).

     NOW, THEREFORE, as an inducement to and condition of BBVA’s willingness to enter into the Transaction Agreement and in consideration of the mutual covenants contained in this Agreement, Executive, BBVA and the Company agree as follows:

     1. Title; Duties. During the Employment Period (as defined below), Executive shall serve the Company in the position set forth on Schedule I, reporting directly to the Chief Executive Officer of the Company. The duties of Executive shall be those duties which are commensurate (including appropriate authority and responsibilities) with Executive’s position. The Company and Executive may hereafter mutually agree on specific duties in writing.

     2. Term of Agreement.

     (a) Contingent on Effective Time. This Agreement shall become effective as of the Effective Time. If the Transaction Agreement or Executive’s current employment with the Company terminates for any reason before the Effective Time, this Agreement will terminate and be null and void ab initio and there will be no liability of any kind of either party to the other under this Agreement; provided, however, that Section 12(b) hereof shall become immediately effective upon Executive’s execution of this Agreement.

     (b) Term of Employment. Unless terminated earlier pursuant to the provisions of this Agreement, the Company will employ Executive from the period beginning on the Effective Time and ending on the third anniversary of the Effective Time (the “Scheduled Expiration Date”). The period commencing on the Effective Time and ending on Scheduled Expiration Date shall be referred to as the “Employment Period,” unless terminated earlier pursuant to the provisions of this Agreement. On the third anniversary of the Effective Time, the parties may extend Executive’s employment hereunder by mutual agreement.

     3. Performance. Executive will use good faith efforts to discharge his responsibilities to the best of his ability. During the Employment Period, Executive will devote substantially all of his business time (excluding any periods of vacation and sick leave to which Executive is entitled), attention and efforts to the responsibilities of his employment under this Agreement. During the Employment Period, it shall not be a violation of this Agreement for Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Time, the continued conduct of such activities subsequent to the Effective Time shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company. During the Employment Period, Executive shall perform his duties at the Company’s corporate headquarters as of immediately prior to the Effective Time.

     4. Salary and Benefits.

     (a) Base Salary. The Company shall, during the Employment Period, pay Executive an annual base salary that is at least equal to the annual base salary in effect immediately prior to the date hereof. Such salary shall be paid in accordance with the Company’s payroll practices as in effect from time to time (but no less frequently than monthly). Executive’s base salary shall be reviewed annually for possible increase based on Executive’s performance and consistent with BBVA USA’s compensation practices for senior executives located in the United States, but in no event shall the base salary increase be less than the average level of increase of base salaries of peer executives as provided by comparable U.S. public companies to executives with similar duties and responsibilities to Executive.

     (b) Annual Incentive Award. With respect to each fiscal year during the Employment Period, Executive shall be eligible to receive a target annual incentive award in an amount no less than 100% of Executive’s then-current annual base salary. The amount of any annual incentive award payable to Executive shall be determined by the Company consistent with BBVA USA’s current practices for senior executives located in the United States, but taking into account the Company’s past practices and methodology, as adjusted to take into consideration the effects of the Transaction, and shall be based on the achievement of performance goals that are no less favorable to Executive than the performance goals established under the Company’s annual incentive compensation plan applicable to Executive as in effect immediately prior to the Effective Time; provided, however, that with respect to fiscal year 2007, regardless of performance, the Company shall pay to Executive a guaranteed annual incentive award of no less than 100% of Executive’s then-current base salary. Notwithstanding the foregoing, except as otherwise provided in this Agreement upon certain terminations of employment, in order to be eligible to receive an annual incentive award in respect of any year, Executive must be employed by the Company at the time the annual incentive award is paid (which will be on or before March 15 of the year following which such annual incentive award was earned). The annual incentive award shall be paid in cash.

     (c) Change in Control Payment. On January 1, 2008 or such earlier date as is permitted under Section 409A of the Code, the Company shall pay to Executive a lump sum cash payment equal to the amount determined in accordance with Section 6(a)(i)(B) of the Amended and Restated Employment Agreement, dated as of January 23, 2007, between the Company and Executive (the “Prior Agreement”) (using the 2007 guaranteed annual incentive amount as the “Bonus Amount” for purposes of calculating such amount), regardless of whether Executive remains employed by the Company on the date on which such payment is to be made.

     (d) Reimbursement of Business Expenses. The Company shall reimburse Executive for all out-of-pocket business expenses incurred by Executive in the course of his duties, in accordance with the Company’s policies as in effect from time to time. Executive shall be required to submit to the Company appropriate documentation supporting such out-of-pocket business expenses as a prerequisite to reimbursement in accordance with such policies.

     (e) Executive Benefits. During the Employment Period, the Company will (i) provide Executive with benefits, fringe benefits and perquisites on a basis no less favorable in the aggregate than the benefits, fringe benefits and perquisites provided to Executive immediately prior to the date hereof, and (ii) continue in effect the Company’s supplemental retirement and deferred compensation plans on substantially the same terms as in effect immediately prior to the Effective Time.

     (f) Vacation. Executive will be entitled to paid annual vacation during the Employment Period (totaling at least four weeks a year) on a basis that is at least as favorable as that provided to other senior executives.

     5. General Termination Provisions.

     (a) Death or Disability. During the Employment Period, the Company may terminate Executive’s employment due to Disability. If employment is so terminated or terminates as a result of Executive’s death, the Company shall pay or provide for all Accrued Obligations, the Retention Bonus and the Other Benefits (each as defined below) and shall continue to provide Welfare Benefits (as defined below and to the extent applicable) through the Scheduled Expiration Date.

     (b) Termination by the Company for Cause or by Executive without Good Reason (Including Termination Upon the Scheduled Expiration Date). Prior to the Scheduled Expiration Date, the Company may terminate Executive’s employment immediately for Cause and Executive may terminate his employment without Good Reason (which, for purposes of this Section 5(b), shall include Executive’s termination of employment upon the Scheduled Expiration Date). Upon such termination, the Company shall pay or provide for the Accrued Obligations, except that the Company shall not be obligated to pay a pro-rata annual incentive award for the year of termination pursuant to clause (iii) of Section 9(a), and the Other Benefits. The Company may place Executive on unpaid leave for up to thirty (30) consecutive days while it is determining whether there is a basis to terminate Executive’s employment for Cause. In addition, upon a termination by Executive without Good Reason, the Company shall continue to provide Executive with the Welfare Benefits through the Scheduled Expiration Date.

     (c) Termination by the Company without Cause or by Executive for Good Reason. Prior to the Scheduled Expiration Date, the Company may terminate Executive’s employment without Cause or Executive may terminate his employment for Good Reason upon thirty (30) days prior written notice. Upon such termination, the Company shall pay or provide the amounts described in Section 6(b) below. The Company may elect to place Executive on paid leave for all or part of this advance notice period.

     (d) Limits. On any termination during the Employment Period in accordance with this Section 5, the Company shall have no further obligation to make payments under this Agreement other than as specifically provided for in Sections 5, 6 and 8. Nothing contained herein shall limit or affect Executive’s rights and the Company’s obligations to timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates through the date of termination (other than amounts in the nature of severance pay or that could have been earned in respect of periods following the termination) (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

     6. Retention Bonus or Termination Provisions.

     (a) Retention Bonus. If Executive remains continuously employed by the Company until the Scheduled Expiration Date or Executive’s employment is terminated for death or Disability prior to the Scheduled Expiration Date, the Company shall pay to Executive a cash payment in an aggregate amount equal to three (3) times the sum of Executive’s base salary and the Highest Annual Incentive Payment (as defined below, and with such aggregate amount to be determined as of the Scheduled Expiration Date) (the “Retention Bonus”). Forty percent (40%) of the Retention Bonus (determined based on base salary and the Highest Annual Incentive Payment as of the date of payment) will vest and be paid in cash on the second anniversary of the Effective Time, and the remaining sixty percent (60%) of the Retention Bonus (determined based on base salary and the Highest Annual Incentive Payment as of the Scheduled Expiration Date and increased by any additional amount payable as a result of increases in base salary or the Highest Annual Incentive Payment from the date of payment of the first installment of the Retention Bonus so that the aggregate amount of the Retention Bonus equals three (3) times the sum of Executive’s base salary and Highest Annual Incentive Payment as of the Scheduled Expiration Date) shall be paid on the Scheduled Expiration Date. Notwithstanding the foregoing, in the event of Executive’s death or Disability, to the extent not yet already paid, the Retention Bonus shall be paid to Executive, or his estate or beneficiary, as applicable, within thirty (30) days of Executive’s termination due to death or Disability.

     (b) Termination Without Cause or by Executive for Good Reason. During the Employment Period, if the Company terminates Executive’s employment without Cause or if Executive terminates his employment for Good Reason, then the Company shall:

          (i) pay to Executive in one lump sum as soon as reasonably practicable following such termination (but in no event later than thirty (30) days after the date of termination) an amount in cash equal to the sum of (a) the Accrued Obligations and (b) an amount equal to (i) three (3) times the sum of Executive’s then-current base salary and the Highest Annual Incentive Payment, minus (ii) any portion of the Retention Bonus previously paid;

          (ii) credit Executive with additional years equal to the period remaining from the date of Executive’s termination through the Scheduled Expiration Date for each of age and service for purposes of calculating Executive’s benefit, if any, under the Company’s nonqualified retirement plans in effect at the time of Executive’s termination; and

          (iii) continue Executive’s welfare benefits through the Scheduled Expiration Date at the levels provided to Executive under the applicable plans of the Company immediately prior to the date of termination (the “Welfare Benefits”).

     (c) Limits. The Company’s obligation to make any payments to Executive upon termination of Executive without Cause or for Good Reason as described in Section 6(b) (other than Accrued Obligations) is contingent upon the effectiveness of Executive’s execution of a Waiver and Release of Claims substantially in the form attached hereto as Exhibit A (the “Release”). On any termination entitling Executive to the payments and benefits under Section 6(b), the Company and its affiliates shall have no further obligation to make payments under this Agreement other than as specifically provided for in Sections 6(b) and 8, and Executive shall not be eligible to receive any other severance benefits under any severance or termination plan, program, policy or arrangement maintained by the Company or its affiliates. Nothing contained herein or in the Release shall limit or affect Executive’s rights and the Company’s obligations to timely pay or provide to Executive the Other Benefits.

     7. Covenants Not to Compete or Solicit Company Clients and Executives; Confidential Information.

     (a) Restricted Period. The “Restricted Period” is the period beginning on the Effective Time and ending (x) two (2) years after the date Executive’s employment terminates for any reason prior to the Scheduled Expiration Date, or (y) one (1) year after the date Executive terminates his employment for any reason during the six (6) month period after the Scheduled Expiration Date.

     (b) Non-Compete and Non-Solicitation. During the Restricted Period, Executive shall not directly or indirectly, either individually or as a stockholder, director, officer, consultant, independent contractor, employee, agent, member or otherwise of or through any corporation, partnership, association, joint venture, firm, individual or otherwise (hereinafter “Firm”) or any other capacity:

          (i) Carry on or engage in a business that competes with the business of the Company within 100 miles of any city where Executive engaged in Company business, Executive had responsibility, other Company employees that were supervised by Executive worked, or Executive otherwise conducted business for the Company;

          (ii) With respect to any product or service offered by or available from the Company, solicit, directly or indirectly, or do business with any customer of the Company called on, serviced by, or contacted by Executive in any capacity, or otherwise known to Executive by virtue of Executive’s employment with the Company in any state in which Executive was employed by the Company or any state in which the customer does business; or

          (iii) Solicit, directly or indirectly, any employee of the Company to leave his or her employment with the Company for any reason. For purposes of this Agreement, the Company and Executive agree that Executive shall be presumed to have solicited an employee in violation of this Agreement if such employee is hired by Executive or his Firm within six (6) months of Executive’s last employment date with the Company.

     (c) Confidential Information. During the Employment Period, the Company shall provide confidential information to Executive and, Executive agrees, during the term of his employment and thereafter, not to use, divulge, or furnish or make accessible to any third party, company, corporation or other organization (including, but not limited to, customers, competitors or governmental agencies), without the Company's prior written consent, any trade secrets, customer lists, information regarding customers, or other confidential information concerning the Company or its business, including without limitation, confidential methods of operation and organization, trade secrets, confidential matters related to pricing, markups, commissions and customer lists. Executive and the Company agree that every customer which Executive services in any way while employed at the Company is a customer of the Company and not a customer of Executive, individually.

     (d) Survival. Any termination of Executive’s employment, of the Employment Period or of this Agreement (or breach of this Agreement by Executive or the Company) shall have no effect on the continuing operation of this Section 7.

     (e) Validity. The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.

     (f) Consideration. The parties acknowledge that this Agreement would not have been entered into and the benefits described herein would not have been promised in the absence of Executive’s promises under this Section 7.

     (g) Specific Enforcement. Executive agrees that the restrictions contained in this Section 7 are necessary and reasonable for the protection of the business and goodwill of the Company, and Executive agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and, therefore, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief, without the need to post a bond or other security. Executive agrees that the period during which the covenants contained in this Section 7 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of Section 7. Executive agrees that if any covenant contained in this Section 7 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, then the court may reform such covenant to the extent necessary to cause the limitations contained in such covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenant as reformed.

     (h) Notice to New Employers. If Executive accepts employment with any other person or entity while any of Section 7(b) or 7(c) is in effect, Executive will provide the prospective employer with written notice of the provisions of this Section 7 and will deliver a copy of the notice to the Company.

     8. Certain Additional Payments by the Company.

     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or if any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Subject to the provision of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by Executive in Executive’s sole discretion (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the employer. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes that determination, furnish the Company and Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return will not result in the imposition of a negligence of similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

     (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, direct Executive to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such contest; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     9. Definitions.

      (a) Accrued Obligations. “Accrued Obligations” shall mean, as of Executive’s termination of Employment, (i) Executive's unpaid base salary through the date of termination, (ii) any earned, but unpaid annual incentive award, (iii) a pro-rata annual incentive payment based upon the higher of Executive’s target annual incentive payment for the year of termination and the annual incentive payment paid or payable to Executive in respect of the fiscal year prior to the date of termination (the "Highest Annual Incentive Payment"), and (iv) accrued and unused vacation pay. Accrued Obligations shall be paid to Executive, or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of Executive’s termination.

     (b) Cause. Termination of employment for “Cause” shall mean: Executive’s (i) commission of a felony or a crime involving moral turpitude that is in either event materially and demonstrably injurious to the Company, (ii) substantial dependence or addiction to any drug illegally taken or to alcohol that is in either event materially and demonstrably injurious to the Company or (iii) willful dereliction of duties or gross misconduct that is in either event materially and demonstrably injurious to the Company.

     Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to Executive from the Board of Directors of the Company a termination notice that (x) states that Executive is being terminated for Cause, (y) indicates the subsection of this definition that the Company is relying on and (z) provides reasonable detail of the facts providing the basis for that reliance and during a reasonable time to cure thereafter Executive has failed to cure in all material respects any default or other circumstance upon which the termination for Cause is proposed to be based. The failure to include any fact in a termination notice that contributes to a showing of Cause does not preclude Company from asserting that fact in enforcing its rights under this Agreement.

     (c) Disability. “Disability” shall occur if Executive is incapacitated and absent from his duties hereunder on a full-time basis for four (4) consecutive months or for at least one hundred eighty (180) days (which need not be consecutive) during any twelve (12) month period. Executive shall be entitled to the disability benefits generally available to executives of the Company, and the disability payment provided for in Section 5(a) hereof shall be apart from and in addition to any disability benefits generally available to executives of the Company.

     (d) Good Reason. “Good Reason” shall mean (i) the failure of the Company to appoint or reappoint Executive to the positions set forth in this Agreement at the times set forth therein (other than for Cause, death or Disability); (ii) the assignment to Executive of any duties materially inconsistent with his positions, authority, duties or responsibilities as contemplated by this Agreement or an adverse change in Executive’s reporting relationship as set forth in this Agreement; (iii) failure by the Company to comply with any of the compensation-related provisions of this Agreement; or (iv) requirement that Executive’s services be rendered primarily at a location other than the Company’s corporate headquarters as of immediately prior to the Effective Time.

     Notwithstanding the foregoing, Executive shall not be deemed to have terminated his employment for Good Reason hereunder unless and until there shall have been delivered to the Company a termination notice that (x) states that Executive is terminating his employment for Good Reason, (y) indicates the subsection of this definition that Executive is relying on and (z) provides reasonable detail of the facts providing the basis for that reliance. The Company shall have a reasonable opportunity to cure to the extent curable for thirty (30) days following receipt of written notice from Executive of Good Reason. The failure to include any fact in a termination notice that contributes to a showing of Good Reason does not preclude Executive from asserting that fact in enforcing its rights under this Agreement.

     10. Compliance with Section 409A of the Code. To the extent required to comply with Section 409A of the Code (and the regulations thereunder), any compensation to be paid or benefits to be provided in connection with Executive’s termination of employment will be delayed until the earliest day on which such payments could be made or benefits provided in compliance (at which point all payments so-delayed shall be provided in one lump sum), provided that there shall not be a lapse in the Welfare Benefits coverage.

     11. Governing Law. This Agreement is made and entered into in the State of Delaware, without regard to conflict of laws rules, and the laws of Delaware shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

     12. Entire Agreement; Consent.

     (a) This Agreement constitutes the entire agreement between the parties concerning the employment of Executive and from and after the Effective Time, supercedes any prior written agreements relating to the subject matter hereof, including without limitation the Prior Agreement, and there are no representations, warranties or commitments, other than those in writing executed by all of the parties. Executive acknowledges and agrees that from and after the Effective Time the Company shall have no obligations to Executive under the Prior Agreement and Executive is not entitled to any payments or benefits thereunder.

     (b) Executive’s acknowledges and agrees that the Company’s execution of this Agreement satisfies the provisions of Section 10(c) of his Prior Agreement (and thereby waives his right to terminate his employment for Good Reason pursuant to Section 5(c)(v) of the Prior Agreement).

     (c) Executive expressly consents to the treatment of his outstanding stock options as contemplated by Sections 1.5 and 2.7 of the Transaction Agreement, if and to the extent any such consent is required.

     13. Indemnification. Following the date of this Agreement, the Company shall not take any action to amend the Company’s Articles of Incorporation, or to amend any articles of incorporation or association of any corporation or bank, respectively, that is an affiliate of the Company, if such amendment would adversely affect Executive’s right to receive indemnification from such corporation or bank.

     14. Arbitration. Except as otherwise expressly provided herein, any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of Executive or the termination thereof, shall be submitted to binding arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. In the case of any arbitration or subsequent judicial proceeding arising in connection with this Agreement, Executive shall be awarded attorneys’ fees for claims brought or defenses mounted by Executive in good faith.

     15. Assistance in Litigation. Executive shall make himself available, upon the request of the Company, to testify or otherwise assist in litigation, arbitration, or other disputes involving the Company, or any of the directors, officers, Executives, subsidiaries, or parent corporations of either, at no additional cost during the term of this Agreement or at any time following the termination of Executive’s employment for any reason.

     16. Notices. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.

(a)	If to the Company :

Compass Bancshares Inc.
15 South 20th Street
Birmingham, Alabama 35233
Attention: D. Paul Jones, Jr.

with a copy to BBVA:

BBVA USA
10001 Woodloch Forest Drive, Suite 610,
The Woodlands, Texas 77380
Attention: Peter Paulsen and Joaquin Gortari

(b)	If to Executive, to his address currently on file with the Company.

(c)	If to BBVA:

BBVA USA
10001 Woodloch Forest Drive, Suite 610,
The Woodlands, Texas 77380
Attention: Peter Paulsen and Joaquin Gortari

     17. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall inure to the benefit of and be enforceable by the Company and any of its successors and assigns. The Company and BBVA will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or BBVA to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company or BBVA would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” and “BBVA” shall mean the Company and BBVA as hereinbefore defined and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

     18. No Mitigation of Amounts Payable Hereunder. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

     19. Advice of Counsel. EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, HE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

     20. Captions. The captions of this Agreement are inserted for convenience and are not part of the Agreement.

     21. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of the Agreement and there shall be deemed substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

     22. Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto (including, without limitation, Executive’s rights under Section 8 of this Agreement) shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

     23 Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     24 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

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                  IN WITNESS THEREOF, each of BBVA, the Company and Executive have caused this Agreement to be executed as of the date first above written.

Executive
BANCO BILBAO VIZCAYA ARGENTARIA SA
Name:
Title:
COMPASS BANCSHARES INC.
Name:
Title:

Exhibit A

Release

     For and in consideration of the payments and other benefits described in the employment agreement dated as of February __, 2007 (the “Agreement”) between Compass (the “Company”), Banco Bilbao Vizcaya Argentaria SA, a private-law entity organized under the laws of Spain (“BBVA”) and ___________ (the “Executive”) and for other good and valuable consideration, Executive hereby releases the Company, BBVA, their divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), his separation from employment with the Affiliated Entities or derivative of Executive’s employment, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Release. Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive’s employment with the Affiliated Entities, as well as any and all claims under state contract or tort law.

     Executive has read this Release carefully, acknowledges that Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of Executive’s choice prior to executing this Release, and Executive fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. Executive also understands that Executive has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Company, BBVA nor any other person is obligated to make any payments to Executive pursuant to Section 6(b) of the Agreement until eight days have passed since Executive’s signing of this Release without Executive’s signature having been revoked, other than the Accrued Obligations and the Other Benefits (in each case, as defined in the Agreement). Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily.

     Notwithstanding anything else herein to the contrary, this Release shall not affect: the obligations of the Company or BBVA set forth in the Agreement or other obligations to pay vested and earned benefits that, in each case, by their terms, are to be performed after the date hereof by the Company or BBVA (including, without limitation, obligations to Executive under any qualified or non-qualified retirement plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify Executive respecting acts or omissions in connection with Executive’s service as a director, officer or employee of the Affiliated Entities; or any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

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